Letter of Engagement
                                 Thinkpath, Inc.
                                  July 7, 2005

The following sets forth the agreement for the engagement of Financial Media Relations, LLC. ("FMR") by Company Name ("Thinkpath, Inc" or the "COMPANY"):

TERM Twelve months, commencing as of the date set forth above (the "Initial Term"), and terminable thereafter by either party upon 30 days' prior written notice.

OBJECTIVE         The development and implementation of a proactive marketing program to increase the awareness of the Company and generate a significant increase in the liquidity and market capitalization. In addition, upon request, FMR will advise the Company in business development and strategic advisory services.

THE PROGRAM       FMR will structure and implement a marketing program designed to create extensive financial market and investor awareness for the Company to drive long-term shareholder support. The core drivers of the program will be to create institutional and retail buying in the Company's stock through a proactive sales and marketing program emphasizing technology-driven communications, coupled with 1-to-1 selling and leveraging the Company's image to attract additional long term investors and to create additional opportunities in M&A and Business
                  Development. As share price is affected by various factors, FMR can give no assurance that the marketing program will result in an increase in the Company's stock price.

                  FMR understands that during any period in which the Company is in "registration" for a public offering of securities under the Securities Act of 1933, and during the distribution of such securities, the Company's investor relations and marketing efforts will be severely limited. However, it will be the responsibility of the Company (with the advice of its securities counsel) to determining what investor relations and financial marketing efforts are permissible and non-permissible during such periods, and FMR will follow the direction of the Company and its securities counsel.


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RESPONSIBILITIES  In addition to marketing and financial public relations, FMR will assume the responsibilities of an in-house Investor Relations Officer for the Company on a full turnkey basis, including the generation of corporate and shareholder communications, retail and institutional investor contact and media. FMR will work in conjunction with the Company's management, securities counsel, investment bankers and auditors and under supervision of management. The content is as follows:

                  o     Campaign Development and Execution
                  o Press Annnouncements: drafting, approval and distribution
                  o     Database Development and Management
                  o     Image Analysis: recommendations and implementation
                  o     Messaging: institutional and retail
                  o Online presentations, drafting and production responsibilities
                  o Website Overhaul - installation and maintenance of auto IR program
                  o Email messaging: targets; Retail and Institutional / Other databases
                  o     Media including interactives and PowerPoints
                  o Direct Mail: shareholder, media, XYZ relationship universe
                  o     Public Relations
                  o     Capital Conference

FEES $ 10,000.00 due on execution of contract. $10,500.00 due and payable three weeks after execution of contract. Five weeks after execution of contract, the Company begins paying $7,500.00 per month until the next registration statement is effective. Upon effectiveness, the Company will pay $12,500.00 per month plus the deferred discount ($5,000.00 per month) while waiting for the registration statement to become effective.

COMPENSATION      a) As soon as practicable after the execution of this
                  Agreement, the Company agrees to issue to FMR an option (the
                  "Option to purchase 500,000 shares of common stock of the Company (the "Option Shares"), exercisable at the closing bid price on the date this agreement is executed. The Option shall be exercisable for a period of two years and may be exercised on a cashless basis if such Option Shares are not registered pursuant to (c) under Compensation of this Agreement within one year from the date of this Agreement.


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                  b) As soon as practicable after the execution of this
                  Agreement, the Company agrees to issue to FMR an option (the "Option") to purchase 100,000 shares of common stock of the Company (the "Option Shares"), exercisable at $ 1.20 per share. The Option shall be exercisable for a period of two years and may be exercised on a cashless basis if such Option Shares are not registered pursuant to (c) under Compensation of this Agreement within one year from the date of this Agreement.

                  d) The Option Shares shall vest immediately and be deemed earned upon issuance, and all options shall have "piggyback" registration rights. The Company agrees to include the Option Shares in any registration statement the Company files subsequent to the signing of this agreement.

MARKETING
BUDGET To support the financial marketing program, the Company acknowledges that it will incur certain third party marketing costs. Prior to the execution of this agreement, FMR will prepare a detailed three-month budget setting forth the approximate costs associated with the campaign. FMR will not incur these costs without the approval of the Company. At FMR's request, the Company will pay these costs directly to the third party.

Consultant shall receive 100,000 restricted shares of common stock upon signing of this Agreement. These shares are deemed fully earned at issuance.

If Consultant introduces a merger or a combination of sorts with another entity to the Company, the Consultant shall be entitled to a finder's fee, and the Company shall enter into an agreement with the Consultant respecting the payment of a finder's fee.

Company Obligations

      1. Corporation agrees to assist consultant, as requested, in the preparation of the corporate profile report.

      2. Corporation will, if requested, provide or arrange to be provided to Consultant or its designee, suitable accounting information as may be necessary to complete the corporate "due diligence" necessary to compile an accurate and detailed profile report on the company.


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      3.    Corporation agrees to provide Consultant with cetin business and other material information about the Company, its products, services, contacts, pending litigation, patents, trademarks and other such business matter which Consultant may request an which Consultant considers to be important for the completion of this contract.

      4. Corporation agrees, during the term of this agreement, to notify Consultant of any changes in the status or nature of its business, any pending litigation, or any other developments that may require further disclosure.

      5.    Corporation will provide weekly DTC sheets showing the daily trading
            o stock to Consultant.

      5.    Corporation will provide the NOBO list to Consultant monthly.

INDEMNIFICATION   The Company agrees to provide the indemnification set forth in "Exhibit A" attached hereto.

CORPORATE         The obligations of FMR are solely corporate obligations,
OBLIGATIONS       and no officer, director, employee, agent, shareholder or
                  controlling person of FMR shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any other party to this Agreement.

ADDITIONAL        If FMR is called upon to render services directly or
SERVICES          indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to FMR a reasonable hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of FMR's counsel.


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SURVIVAL OF       The Sections entitled "Indemnification" (including "Exhibit
CERTAIN           A"), "Corporate Obligation" and " Additional Services" shall
PROVISIONS        survive any termination of this Agreement and FMR's engagement pursuant to this Agreement. In addition, such termination shall not terminate FMR's right to compensation accrued through the date of termination and for reimbursement of expenses. Any purported termination of this Agreement by the Company prior to the end of the Initial Term, or any termination by FMR as a result of non-payment or other material breech by the Company, shall not terminate FMR's right to the monthly fee through the entire Initial Term (as
                  FMR's time and commitment are expected to be greater in the first part of its engagement).

ATTORNEYS FEES    If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court.

GOVERNING LAW     California, without giving effect to the principles of
                  conflicts of law thereof.


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Agreed and Accepted:

Thinkpath, Inc.                           Financial Media Relations LLC
201 Westcreek Boulevard Brampton ON       28715 Los Alisos Blvd.
L6T5S6 Canada                             Suite 316
                                          Mission Viejo, CA  92692

By /s/ Declan French                      By /s/ Scott Mac Caughern
--------------------                      -------------------------
Name: Declan French                       Name: Scott Mac Caughern
Position: CEO                             Position: Managing Member

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                                    EXHIBIT A

                           INDEMNIFICATION PROVISIONS

Thinkpath, Inc. (the "COMPANY"), unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Financial Media Relations LLC (" FMR") and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (FMR and such persons are collectively referred to as the "INDEMNIFIED PERSONS") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement ("INDEMNIFIED CLAIM"). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in an SEC filing, press release, website, marketing material or other document, whether or not the Indemnified persons relied thereon or had knowledge thereof. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonable incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage which is finally determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person.

If any proceeding shall be brought or asserted under these provisions against an Indemnified Person in respect of which indemnity may be sought under these provisions from the Company, the Indemnified Person shall give prompt written notice of such proceeding to the Company who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person (or if more than one, FMR), and the payment of all reasonable expenses; provided that any delay or failure to notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Company's obligations and liability under the pursuant to the indemnifications set forth in these provisions. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless; (i) the Company has agreed to pay such fees and expensed; or (ii) the indemnified Person shall in good faith determine that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate and the


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Company refuses to provide separate counsel. In the event that the Company, within five days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Persons shall have the right to undertake the defense, compromise or settlement of such proceeding, for the account of the Company, subject to the right of the Company to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof by reimbursing the Indemnified Person for all fees and costs incurred to date. Anything in these provisions to the contrary notwithstanding, the Company shall not, without the prior written consent of FMR (if FMR is an Indemnified Person) or the Indemnified Person if FMR is not an Indemnified Person settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding; provided, however, that the Company may, consent to the entry of any judgment with respect to any proceeding; provided, however, that the Company may, without the Indemnified Person's prior written consent, settle or compromise any such proceeding that requires solely the payment of money damages by the Indemnified Person and that includes as an unconditional term thereof, the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such proceeding.


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